Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS'

We consent to the use in this Registration Statement on Form SB-2 of DataMEG Corp. of our report dated April 2, 2001, on our audits of the consolidated financial statements of DataMEG Corp.and Subsidiary as of December 31, 2000 and 1999, and to the reference to our Firm under the caption "Experts".

/s/

Hoffman, Fitzgerald & Snyder, P.C.
McLean, Virginia
December 31, 2001